Pricing Term Sheet
September 9, 2009

Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated September 9, 2009
Registration No. 333-161799

Agilent Technologies, Inc.

Pricing Term Sheet

4.450% Notes due 2012
Issuer:	Agilent Technologies, Inc.
Principal Amount:	$250,000,000
Security Type:	Senior Notes
Maturity:	September 14, 2012
Coupon:	4.450%
Price to Public:	99.911%
Yield to Maturity:	4.482%
Spread to Benchmark Treasury:	3.000%
Benchmark Treasury:	1 3/8% September 2012
Benchmark Treasury Spot and Yield:	99-22 1.482%
Interest Payment Dates:	September 14 and March 14, commencing March 14, 2010
Make-Whole Call:	Treasury + 50 basis points
Net Proceeds:	$248,777,500
Trade Date:	September 9, 2009
Settlement Date:	September 14, 2009 (T+3)
Denominations:	$2,000 × $1,000
CUSIP:	00846UAD3
Ratings*:	BBB- Stable Outlook by Standard & Poor's Ratings Services BBB Stable Outlook by Fitch Ratings
Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC
Co-Managers:	BNP Paribas Securities Corp. Goldman, Sachs & Co. Standard Chartered Bank Utendahl Capital Group, LLC

5.500% Notes due 2015
Issuer:	Agilent Technologies, Inc.
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Maturity:	September 14, 2015
Coupon:	5.500%
Price to Public:	99.687%
Yield to Maturity:	5.562%
Spread to Benchmark Treasury:	3.200%
Benchmark Treasury:	2 3/8% August 2014
Benchmark Treasury Spot and Yield:	100-2 2.362%
Interest Payment Dates:	September 14 and March 14, commencing March 14, 2010
Make-Whole Call:	Treasury + 50 basis points
Net Proceeds:	$495,435,000
Trade Date:	September 9, 2009
Settlement Date:	September 14, 2009 (T+3)
Denominations:	$2,000 × $1,000
CUSIP:	00846UAE1
Ratings*:	BBB- Stable Outlook by Standard & Poor's Ratings Services BBB Stable Outlook by Fitch Ratings
Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC
Co-Managers:	BNP Paribas Securities Corp. Goldman, Sachs & Co. Standard Chartered Bank Utendahl Capital Group, LLC

*
Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll free at 888-603-5847 or by email at barclaysprospectus@broadridge.com, Citigroup Global Markets Inc. toll free at 877-858-5407 or Credit Suisse Securities (USA) LLC toll free at 800-221-1037.

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